Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274266) and Form S-8 (No. 333-196903 and 333-264592) of Pioneer Power Solutions, Inc. of our report dated April 8, 2026, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

New York, New York

April 8, 2026